Exhibit 10.1

George Mihalko
Acting CAO & CFO, Zale Corporation
Term Sheet

Remaining Term of Employment:	August 1-October 31, 2006

Restricted Stock Compensation:

Equivalent of $162,500 worth of shares. Number of shares, which are determined by the price of stock on the business day preceding the date of approval by the Compensation Committee, is subject to the terms below.

Vesting Schedule:

Immediate vesting on October 31, 2006 if Mr. Mihalko remains employed by the Company until that date. Should Mr. Mihalko leave the Company prior to October 31, 2006, he will receive a pro-rata portion of the total shares based on the percentage of days in the term he remains employed by the Company.

Dating & Price of Restricted Stock Grant:	Closing price of stock on August 3, 2006.